                                                                    EXHIBIT 11.1


                            SMARTFLEX SYSTEMS, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                                                                   FISCAL YEAR ENDED DECEMBER 31
                                                                   -----------------------------
                                                                     1996                 1995
                                                                     ----                 ----
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY
Net income                                                          $7,157               $5,513
                                                               ==================     ==============
Calculation of shares outstanding for computing net
    income per share:
    Weighted average common and common equivalent shares
        outstanding used in calculating net income per
        share in accordance with generally accepted
        accounting principles
        including the effects of SAB 83                              6,396                1,803
Adjustment to reflect the effects of the assumed
 conversion of convertible preferred stock from the
 date of issuance                                                        -                3,400
                                                               ------------------     --------------
Shares used in computing net income per share                        6,396                5,203
                                                               ==================     ==============
Net income per share                                                $ 1.12               $ 1.06
                                                               ==================     ==============


FULLY DILUTED
Net income                                                          $7,157               $5,513
                                                               ==================     ==============
Calculation of shares outstanding for computing net
    income per share:
    Weighted average common and common equivalent shares
        outstanding used in calculating net income per
        share in accordance with generally accepted
        accounting principles
        including the effects of SAB 83                              6,423                1,809
Adjustment to reflect the effects of the assumed
 conversion of convertible preferred stock from the
 date of issuance                                                        -                3,400
                                                               ------------------     --------------
Shares use in computing net income per share                         6,423                5,209
                                                               ==================     ==============
Net income per share                                                $ 1.11               $ 1.06
                                                               ==================     ==============





                                       26